Exhibit 10.4

CONFIDENTIALITY
AND
NON-COMPETITION AGREEMENT
In consideration of my employment or continued employment by SPX Corporation or by the particular subsidiary or affiliate of SPX Corporation by which I am now employed, or by which I may become employed hereafter, potential future salary and benefit adjustments and/or promotions, and any other positions that I hold or may subsequently hold with SPX Corporation or any of its subsidiaries or affiliates, and in specific consideration for SPX Corporation and/or the applicable subsidiary or affiliate of SPX Corporation having granted to me in the past and granting to me in the future access to Confidential and Proprietary Information (as set out in Paragraph 1 below) which I would not have obtained absent my employment with SPX Corporation and/or the applicable subsidiary or affiliate of SPX Corporation, I, the undersigned, hereby agree as set forth below. (For purposes of this Agreement, “SPX” means, collectively, SPX Corporation and all of its subsidiaries and affiliates, and “Company” means the particular company or companies of SPX by which I am or will be employed or with which I hold or will hold positions as described above, including, if applicable, SPX Corporation.)
1.    Confidential or Proprietary Information.

I acknowledge and agree that during the course of my employment by the Company, I have and will come into contact with and have access to various technical and non-technical Confidential or Proprietary Information which is the property of SPX. This information relates both to SPX and any persons, firms, corporations or other entities which are customers of SPX or other entities that have dealings with SPX. I acknowledge and agree that I am being provided access to such Confidential or Proprietary Information subject to and solely based upon my agreement to the covenants set forth in this Agreement and I would not otherwise be afforded access to such information.

For purposes of this Agreement, the term “Confidential or Proprietary Information” shall include, but not be limited to, SPX’s trade secrets, which includes, but is not limited to: (i) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (ii) product formulations, methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by SPX in the conduct of its business; (iii) the identity of SPX’s customers, distributors and suppliers and their names and addresses, the names of representatives of SPX’s customers, personnel placement prospects or contacts, distributors or suppliers responsible for entering into contracts with SPX, the amounts paid by such customers to SPX, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) the identity and number of SPX’s employees, their salaries, bonuses, benefits, qualifications and abilities; all of which information I acknowledge and agree is not generally known or available to the general public, but has been developed, compiled or acquired by SPX at its effort and expense. Confidential and Proprietary Information can be in any form: oral, written or machine readable, including electronic files. I further acknowledge and agree that the Confidential and Proprietary Information is secret, valuable and owned by SPX, and that SPX has exercised substantial efforts to preserve the secrecy of the Confidential and Proprietary Information.
I specifically covenant and agree to hold all Confidential or Proprietary Information and any data or documents containing or reflecting Confidential or Proprietary Information in the strictest confidence, and that both during employment and for ten years after my employment with any Company and the return of all such Confidential or Proprietary Information, I will not, without the prior written consent of the Chief Executive Officer of SPX Corporation, disclose, divulge or reveal to any person, or use for any purpose other

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than for the exclusive benefit of SPX, any Confidential or Proprietary Information, whether contained in my memory or embodied in writing or other physical form.
I specifically covenant and agree never to bring or disclose to SPX any confidential or proprietary information of any prior employer or any third party for which I do not have the written legal authority to disclose.
2.     Non-solicitation of Customers and Employees. During the term of my employment with any Company and for a period of one (1) year thereafter, I will not solicit, divert or attempt to divert from SPX any customer or vendor whose business or services the Company has enjoyed or solicited, or solicit, divert or attempt to divert from SPX any customer or vendor whose business or services SPX has enjoyed and with whom I have had contact at any time during the two (2) year period immediately prior to my separation from the Company.
During the term of my employment with the Company and for a period of one (1) year thereafter, I will not solicit, divert or attempt to divert any employee of SPX with whom I have had contact at any time during the two (2) year period immediately prior to my separation from the Company.
3.    Non-retention of Material. Upon termination of employment, I will promptly deliver to the Company, and not keep or deliver to any person, firm, corporation, association or other entity, all manuals, letters, notes, notebooks, price lists, customer lists, reports and copies thereof and all written materials and electronic records of a confidential or proprietary nature relating to SPX’s business which are in my possession or under my control. I also agree not to retain any copies, duplications, reproductions or excerpts of the foregoing materials in any form.
4.     Solicitations. I agree not to solicit for personal use any type of gift, paid travel, personal inducement, tickets to an event, invitations or contributions from a supplier or vendor or from any other third party with whom the Company presently does business, or may in the future do business, and acknowledge that violation of this provision will result in disciplinary action up to and including discharge as determined by the Company in its sole discretion. The above does not apply to unsolicited gifts or entertainment of nominal value as described in the SPX Corporation Code of Business Conduct.

5.    Inventions/Developments. I agree to hold in confidence and to disclose to the Company fully and promptly in writing, all inventions, improvements, discoveries, formulas, processes, technical information, systems, designs, trademarks, trade names, service marks and suggestions relating in any way to the business of SPX whether patented, patentable or unpatentable (“Developments”), which, during the period of my employment by the Company are made, developed or conceived by me, either solely or jointly with others in the course of such employment or with the use of the Company’s time, materials or facilities, or relating to any subject matter with which my work with the Company is or may be concerned, or relating to any problems arising in SPX’s business of which I have been or may become informed by reason of my said employment.
I hereby assign, and agree to assign to SPX during my employment and thereafter, all my rights to and evidence of such rights to the Developments, whether or not patent applications are filed thereon. I agree, whenever requested to do so by SPX during my employment or thereafter, without charge to SPX , but at its expense, to grant to SPX or its nominee my entire interest in any or all of such Developments by executing, acknowledging and delivering all documents and by rendering all assistance such as giving testimony in support of a particular invention, which SPX may deem necessary or proper for that purpose and for the purpose of perfecting in SPX title to patents, copyrights or other rights therefore and reissues, renewals, continuations, divisions, or extensions of such rights, both domestic and foreign.

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6.    Non-Competition. During the term of my employment with any Company and for a one-year period immediately after termination of said employment, I will not directly or indirectly:
(1) solicit or accept employment with or render services on behalf of any party who, at any time during the term of my employment was a competitor or customer of the Company, in the geographic area(s) for which I provided services to the Company, or
(2) solicit or accept employment with or render services on behalf of any competitor or potential competitor of SPX in any capacity for which the Confidential or Proprietary Information acquired by me during my employment with the Company would reasonably be considered to be useful to such competitor or potential competitor.
If any provision of this paragraph is held to be unenforceable, it shall be curtailed as to time, location or scope to the extent necessary to be valid under applicable laws, and as so curtailed shall be enforceable.
7.    Conflict of Interest. I agree not to participate as an owner or part-owner in any manner whatsoever in any proprietorship, partnership, firm, corporation, or other organization or entity which directly or indirectly competes with SPX, or has any business relationship with SPX, or is engaged in a business relationship which conflicts in any way with the interest of SPX, without the express written authorization of the CEO of SPX Corporation. This covenant shall not apply to the ownership of less than 1% of the outstanding securities of any competitor, customer or supplier of SPX whose shares of stock are traded on a nationally recognized stock exchange or over-the-counter market.

8.     Termination of Employment. Nothing in this Agreement shall be construed to constitute an agreement or commitment of employment by the Company or SPX for any particular period of time or to limit in any way the right of the Company or myself to terminate my employment at will. This Agreement supersedes and rescinds any and all employment agreements with the Company, whether verbal, written, or otherwise expressed or implied. Termination of employment shall not relieve me of any of my obligations contained in this Agreement which continue in force and effect after termination of my employment.
9.     Arbitration. You, the Company, and SPX Corporation agree to resolve any claims with each other arising out of this Agreement (Arbitrable Dispute) through final and binding arbitration in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association, except to the extent these Rules conflict with the parties’ agreement to arbitrate herein. This arbitration section applies to any disputes about the validity, interpretation or effect of this Agreement or alleged violation of it. Arbitration shall be the exclusive remedy for any Arbitrable Dispute and any arbitration will be conducted in English and take place at the office of the American Arbitration Association closest to your last place of work for the Company. The decision or award of the arbitrator shall be in writing and final and binding upon the parties. In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by the arbitrator because of the duration, the scope of activities or the geographic area, the arbitrator shall have the power to reduce the duration, scope or area of such covenant, provision or restriction and such covenant, provision or restriction shall then be enforceable as if originally part of this Agreement. The arbitrator shall have the power to award all types of legal and equitable relief available to a court of competent jurisdiction, including, but not limited to, the costs of arbitration and attorneys’ fees, to the extent such damages are available under law. This section does not limit the parties’ right to seek and obtain an injunction or other equitable relief in any court of competent jurisdiction.
10.     Remedies Upon Breach. I recognize and acknowledge that in the event of any default in, or breach of any of the terms, conditions and provisions of this Agreement (either actual or threatened) by me, SPX’s remedies at law shall be inadequate. Accordingly, I agree that in such events, SPX shall have the right to specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative. In the event of a breach of paragraphs 2 or 6 of this Agreement, and if any customers or employees of SPX are lost by SPX due to the breach, the parties

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hereby stipulate that the court may award damages in an amount equal to two times the highest annual sales volume (in the case of customer(s)) or highest yearly salary/wages (in the case of employee(s)) during the five (5) years immediately preceding termination of my employment.
11.    Waiver. Failure to insist upon strict compliance of any of the terms, covenants or conditions contained in this Agreement shall not operate as a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more time be deemed a waiver or relinquishment of such right or power at any other time.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, heirs, and successors as well as SPX’s divisions, subsidiaries, affiliates and assigns. I acknowledge that I may not assign any of my rights or delegate any of my duties under this Agreement.
13.    Applicable Law. This Agreement shall be construed according to the laws of the State of Delaware.
14.    General. This Agreement contains the entire understanding of the parties relating to the subject matters addressed herein, and supersedes any prior agreements, except for any other confidentiality, non-compete or other protective covenants between me and SPX, which shall remain in effect to the extent that they provide greater protection for SPX and its legitimate protectible interests. This Agreement may not be amended, modified or waived, except by a writing signed by myself and an authorized Officer of SPX Corporation.
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I acknowledge that I have this day received and read a copy of this Agreement, that I understand its provisions, and that I will observe and fully comply with its provisions.
Employee:___________________________
Date:
Company/SPX:
Date: